Exhibit 10.3

Oral Employment Arrangement between the Company and Abhishek Arora

The company has an oral agreement with Mr. Abhishek Arora pursuant to which he receives an annual salary of $96,000 for his services as Chief Technology Officer. During the year ended December 31, 2017, Mr. Arora deferred $12,000 of his salary. As a result, Mr. Arora received cash compensation equal to $84,000 during the year ended December 31, 2017. Subject to the discretion of the board, Mr. Arora will be considered for an annual incentive bonus. Mr. Arora is an at-will employee of the company.